Exhibit 99.1

Earle M. Jorgensen	10650 S. Alameda Street
Company	Lynwood, CA 90262

(323) 567-1122

                                                                               News Release

For Immediate Release

EMJ REPORTS SECOND QUARTER

FISCAL 2004 RESULTS

Lynwood, California  — October 22, 2003 — The Earle M. Jorgensen Company (“EMJ”) today reported results for the Company’s second fiscal quarter and first six months ended September 29, 2003.

Revenues increased 2.7% to $231.2 million and operating income increased 1.4% to $14.0 million for the second quarter of fiscal 2004, when compared to $225.2 million and $13.8 million, respectively, for the same period in fiscal 2003. Net income for second quarter of fiscal 2004 was $1.3 million versus $1.6 million for the same period in fiscal 2003. Second quarter fiscal 2004 includes $2.4 million of pre-tax income for redemption of life insurace policies .

For the first six months of fiscal 2004 revenues increased 4.2% to $469.5 million when compared to $450.4 million for fiscal 2003.  Operating income increased 86.4% to $30.2 million for fiscal 2004, as compared to $16.2 million for fiscal 2003.  Fiscal 2003 included a loss of $12.3 million resulting from early termination of debt. Net income for the six months ended September 29, 2003 was $4.0 million compared to a loss of $6.8 million for the same period in fiscal 2003. The fiscal 2004 results include a gain of $1.1 million from the sale of surplus property during the first quarter and $3.5 million of pre-tax income for redemption of life insurance policies for the first six months of fiscal 2004.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “We continue to be pleased with our results for the first six months of Fiscal 2004 which were achieved in a continued difficult economic environment.  Our Canadian operations continue to enjoy record results due to increased capacity and efficiencies from new facilities, effective marketing of core products and services and favorable economic conditions.”

“Our gross and operating margins have remained consistent throughout fiscal 2004, reflecting our ongoing strategy of successfully marketing our core products and services while maintaining disciplined cost controls.  We believe this strategy, together with maintaining balanced inventories, has and will continue to allow us to effectively compete in the marketplace.”

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“Our Chicago expansion has been completed and is fully operational. We are pleased with the positive impact that this project has made to our recent results.”

The Company will complete its move of its corporate headquarters from Brea to Lynwood, California, effective November 1.

EMJ is one of the largest independent distributors of metal products in North America with 35 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its second quarter and fiscal 2004 results.  The call will take place on October 24, 2003 at 10:00 a.m. PST.   The dial-in phone number for those interested in participating on the call is 800-370-8105.  The Company’s results can also be found on its internet website at www.emjmetals.com/emjonline/pr.asp.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guaranty.  These factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.  In particular, we refer you to our Registration Statement on Form S-4 filed on July 3, 2002.

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Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	Three Months Ended September:		Six Months Ended September:
	2003	2002	2003	2002

Statement of Operations and Other Data:
Revenues	$231,216	$225,231	$469,516	$450,364
Gross Profit	64,240	63,612	131,102	126,878
Warehouse and delivery expense	32,302	31,387	64,826	61,925
Selling expense	8,215	8,052	16,632	15,993
General and administrative expense	9,732	10,324	19,412	20,453
Loss on early retirement of debt	—	—	—	12,278
Operating expenses	50,249	49,763	100,870	110,649
Operating income	13,991	13,849	30,232	16,229
Net interest expense	12,583	12,189	25,210	22,557
Income before income taxes	1,408	1,660	5,022	(6,328)
Net income	1,250	1,556	4,045	(6,780)
EBITDA (a)	16,836	16,718	35,877	21,839
Capital expenditures	2,394	4,586	4,293	9,167

Reconciliation of EBITDA:
Net Income (loss)	1,250	1,556	4,045	(6,780)
Depreciation and amortization	2,845	2,869	5,645	5,610
Net interest expense	12,583	12,189	25,210	22,557
Provision for income taxes	158	104	977	452
EBITDA	16,836	16,718	35,877	21,839

(a)          “EBITDA” represents net income (loss) before net interest expense, provision for income taxes and depreciation and amortization. Consistent with Item 10(e) of Regulation S-K, our EBITDA has not been adjusted to exclude any other non-cash charges or liabilities or any recurring or non-recurring items, such as accruals for postretirement benefits aggregating $188 and $120 for the second quarter and $375 and $240 for the six-months ended September 2003 and 2002, respectively.  In addition, our EBITDA for the six-months ended September 2002 has not been adjusted for a loss of $12,278 related to early retirement of debt.  We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company’s financial performance and its ability to incur and service debt.   Our EBITDA is used by management as a performance measure to assess our financial results in connection with determining incentive compensation, and is also used by the independent appraisal firm in connection with its annual valuation of our equity.  While providing useful information, our EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States, and should not be construed as an indication of a company’s operating performance or as a measure of liquidity.

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	September 29,
	2003	March 31, 2003

Balance Sheet Data:
Cash and cash equivalents	$13,389	$20,030
Accounts receivable, net	104,584	97,292
Inventory	223,606	213,590
Net property, plant and equipment	111,612	113,037
Total assets	512,028	490,741
Accounts payable	117,717	119,815
Accrued liabilities	54,995	45,514
Revolving credit facility	80,151	72,007
Other long-term debt (including current portion)	258,540	258,530
Total stockholder’s deficit	(42,599)	(48,016)

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Contact:	William S. Johnson, EMJ
714-579-8823 or fax 714-574-1072